Exhibit 99.1

FOR IMMEDIATE RELEASE

Spartan ERV Forms Joint Venture with Gimaex to Accelerate Global Growth and Speed-To-Market

JV Expands Scope of Existing Relationship and Pace of Innovation

CHARLOTTE, MICH – November 12, 2012 – Spartan ERV (Emergency Response Vehicles), a business unit of Spartan Motors, Inc. (NASDAQ: SPAR) and Gimaex today announced the formation of a formal Joint Venture (“JV”) to be organized under a new Limited Liability Company incorporated in  Delaware. The JV exists to combine the complementary skills, resources and capabilities of Gimaex and Spartan ERV on agreed projects to develop, manufacture and distribute innovative products to Fire Service markets in North America, South America, Asia, and Europe.

This 50/50 JV will leverage the complementary footprints, capabilities, brands, technologies and product portfolios of the two companies. The scope of the JV will encompass technology sharing, joint product development, commercial agreements and additional purchasing clout, as well as leveraging development and build costs. Finally, Spartan and Gimaex have complementary geographic, engineering and production footprints that will enable both companies to amass a true global presence.

The Spartan ERV / Gimaex relationship was initially formed in April 2012 as an alliance.  The scope of the initial collaboration included two products - TelStar and a crossover pumper. TelStar is the largest (138 ft.) telescopic and articulated aerial platform available in North America and is uniquely designed and engineered with All Call capabilities. The crossover pumper is a Concept Chassis, code named the RXO, will fulfill both structural and Wildland fire needs. The RXO was configured on a Renault Truck Chassis with a Gimaex body, CAFS and a host of other market-leading innovations which elevate the performance and safety levels afforded the firefighter.

“We are very pleased with our combined ability to execute in the marketplace,” said Dennis Schneider, the Spartan ERV/Gimaex JV Managing Partner and President of Spartan ER. “Just last week, we celebrated a TelStar sales milestone in South America. This is proof positive of our combined ability to cultivate global business and develop market-leading technologies which deliver incremental revenue to both companies.”

The Spartan / Gimaex JV is a clear execution of strategy.  In April 2012, Spartan announced a global growth strategy in emergency response. The corporate growth plan at Spartan Motors consists of three elements: organic growth, growth through acquisitions and growth through alliances/joint ventures.

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Spartan ERV is a d/b/a for Crimson Fire, Inc.

“The diversity of needs facing the global fire service continues to increase. The combined technical competencies resident in the joint venture will enable us to collectively provide a much broader set of purposeful and cost-effective solutions,” said Louis Devaleix, Chief Executive Officer, Gimaex Americas. “Our combined market knowledge and geographic footprints are remarkably complementary and this together with the speed to market we demonstrated in launching the TelStar leaves us very optimistic from a business development perspective.”
About Spartan ERV
Spartan ERV™ is a leading manufacturer of custom fire trucks and other rescue vehicles.  A business unit of Spartan Motors, Inc. (NASDAQ: SPAR), Spartan ERV™ is committed to quality, performance and innovation.  Drawing on more than 130 years of excellence in fire truck manufacturing, Spartan ERV™ manufactures a full line of pumpers, tankers, rescues, aerials, quick-attack/urban interface vehicles and other emergency-rescue vehicles from its facilities in Florida, Pennsylvania and South Dakota.  For more information, visit www.spartanerv.com.

About Spartan Motors
Spartan Motors, Inc. designs, engineers and manufactures specialty chassis, specialty vehicles, truck bodies and aftermarket parts for the recreational vehicle, emergency response, government services, defense, and delivery and service markets. The company's brand names – Spartan™, Spartan ERV™ and Utilimaster® - are known for quality, performance, service and first-to-market innovation. The company employs approximately 1,700 associates at facilities in Michigan, Pennsylvania, South Dakota, Indiana, Florida and Texas. Spartan reported sales of $426 million in 2011 and is focused on becoming a global leader in the design, engineering and manufacture of specialty vehicles and chassis. Visit Spartan Motors at www.spartanmotors.com

Contact:
Russell T. Chick
Corporate Director of Marketing
Spartan Motors, Inc.
517.997.3852

Spartan ERV is a d/b/a for Crimson Fire, Inc.